UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Principal Credit Real Estate Income Trust
(Exact name of registrant as specified in its charter)

Maryland	99-3313328
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

711 High Street Des Moines, Iowa	50392
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (a) or (c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): None
Securities to be registered pursuant to Section 12(g) of the Act:
Class F-S common shares of beneficial interest, par value $0.01 per share
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.
The securities to be registered hereby are Class F-S common shares of beneficial interest, par value $0.01 per share (the “Class F-S Shares”), of Principal Credit Real Estate Income Trust, a Maryland statutory trust (the “Registrant,” “we,” “us” or “our”).
The Class F-S Shares have equal rights and privileges with the Registrant’s Class S common shares, Class T common shares, Class D common shares, Class I common shares, Class E common shares, Class A common shares and Class F-I common shares (collectively, the “Prior Shares” and, together with the Class F-S Shares, the “Shares”), except that the Class F-S Shares are subject to different fees from the Prior Shares as described further below.
Subject to the restrictions on ownership and transfer of our Class F-S Shares set forth in our Third Amended and Restated Declaration of Trust and except as may otherwise be specified in our Third Amended and Restated Declaration of Trust, holders of our Class F-S Shares (“Class F-S Shareholders” and, together with the holders of our Prior Shares, the “Shareholders”) are entitled to one vote per Class F-S Share on all matters voted on by Class F-S Shareholders and holders of Prior Shares. On any matter submitted to a vote of Shareholders, subject to the terms of any class or series of Shares outstanding, all Shares issued and outstanding shall vote as a single class. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Third Amended and Restated Declaration of Trust regarding the restrictions on ownership and transfer of our Class F-S Shares, Class F-S Shareholders are entitled to such distributions as may be authorized from time to time by our Board of Trustees (or a committee of our Board of Trustees) and declared by us out of legally available funds. In the event of our liquidation, each outstanding Class F-S Share and Prior Share (except Class I common shares) will automatically convert to Class I common shares with an equivalent net asset value and all our assets available for distribution to our Shareholders will be distributed ratably to each holder of Class I common shares. Upon issuance for full payment in accordance with the terms of our private offering, all Class F-S Shares issued in the private offering will be fully paid and non-assessable. Class F-S Shareholders will not have preemptive rights, which means that Class F-S Shareholders will not have an automatic option to purchase any new Class F-S Shares that we issue.
Our Third Amended and Restated Declaration of Trust also contains a provision permitting our Board of Trustees, without any action by our Class F-S Shareholders but subject to the terms of any class or series of Shares outstanding, to classify or reclassify any unissued Class F-S Shares into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of the class or series of Shares.
We will generally not issue certificates for our Class F-S Shares. Class F-S Shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. SS&C GIDS, Inc. acts as our registrar and as the transfer agent for our Class F-S Shares.
Principal Funds Distributor, Inc. (the “Dealer Manager”) is entitled to receive upfront selling commissions of up to 3.5% of the transaction price of each Class F-S share sold in the primary offering; however, such amount may vary pursuant to agreements with certain participating broker-dealers, provided that upfront selling commissions shall not exceed 3.5% of the transaction price of each Class F-S share sold. The Dealer Manager anticipates that all or a portion of the upfront selling commissions will be retained by, or reallowed (paid) to, participating broker-dealers. No upfront dealer manager fees are paid for sales of any Class F-S shares.
We pay the Dealer Manager a shareholder servicing fee with respect to our outstanding Class F-S shares equal to up to 0.85% per annum of the aggregate net asset value of our outstanding Class F-S shares, including any Class F-S shares sold pursuant to our distribution reinvestment plan. The shareholder servicing fees will be paid monthly in arrears. The Dealer Manager will reallow (pay) all or a portion of the shareholder servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers and will waive shareholder servicing fees to the extent a broker-dealer is not eligible to receive it for failure to provide such services.
No upfront selling commissions or dealer manager fees will be payable in respect of any Class F-S shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the shareholder servicing fee payable with respect to all our outstanding Class F-S shares.
Each Class F-S Share held in a Shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class I common shares (including any fractional shares) with an equivalent net asset value as such Class F-S Share on the earliest of (i) a listing of Class I common shares or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets.

Distributions will be made on all classes of our Shares at the same time. The per share amount of distributions on Class S common shares, Class T common shares, Class D common shares, Class I common shares, Class F-I common shares, Class F-S Shares, Class E common shares and Class A common shares will likely differ because of different class-specific ongoing servicing fees that are deducted from the gross distributions for each Share class. Holders of our Shares may also participate in our Share Repurchase Plan, on a quarterly basis, subject to the terms of such plan as it may be amended from time to time.
Item 2. Exhibits.

Exhibit Number	Description
3.1
Third Amended and Restated Declaration of Trust of the Registrant as of August 8, 2025 (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 8, 2025).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form 10 filed on July 25, 2024).
4.1	Share Repurchase Plan dated August 8, 2025 (incorporated by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 8, 2025).
4.2
Distribution Reinvestment Plan of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 8, 2025).

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: September 8, 2025

Principal Credit Real Estate Income Trust

By:	/s/ Brian Riley
Name:	Brian Riley
Title:	Chief Financial Officer
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